                                                                    EXHIBIT 11.1

          STATEMENT REGARDING THE COMPUTATION OF NET INCOME PER SHARE

                                                               NINE MONTHS
                                 YEARS ENDED DECEMBER 31,  ENDED SEPTEMBER 30,
                                 ----------------------------------------------
                                     1995        1996        1996       1997
                                 ------------ ---------------------- ----------
Net income.....................  $    443,511 $   526,510 $  398,346 $  571,856
                                 ============ =========== ========== ==========
Computations of weighted
 average common and common
 equivalent shares outstanding:
 Weighted average common shares
  outstanding..................    10,061,644   4,987,945  5,219,781  4,597,802
Common equivalent shares issued
 during the twelve month period
 prior to the initial public
 offering in accordance with
 Staff Accounting Bulletin No.
 83 (using the treasury stock
 method):
  Preferred stock..............       420,953     420,953    420,953    420,953
  Common stock options.........     1,876,187   1,876,187  1,876,187  1,876,187
                                 ------------ ----------- ---------- ----------
Shares used in computing net
 income per share..............    12,358,784   7,285,085  7,516,921  6,894,942
                                 ============ =========== ========== ==========
Net income per share...........  $       0.04 $      0.07 $     0.05 $     0.08
                                 ============ =========== ========== ==========